Exhibit 99.1

Gerber Scientific, Inc. Reports Second Quarter Fiscal 2009 Results

SOUTH WINDSOR, CT – December 4, 2008 – Gerber Scientific, Inc. (NYSE: GRB) today reported revenue and earnings results for its fiscal second quarter ended October 31, 2008.

Second Quarter Performance Highlights
▪	Revenue of $153.8 million, down 4.3% from $160.7 million a year ago in Q2 (down 3.4% on a constant currency basis);
▪	Q2 revenue included $2.4 million in revenue from acquired companies;
▪
Q2 results include severance charges of $1 million related to cost reduction initiatives; earlier reported cost reduction actions combined with further actions in October are expected to result in fiscal year 2009 savings of $6 million, net of severance charges, and annualized savings of approximately $10 million;

▪
SG&A expenses were down $2.2 million in Q2 from the same quarter a year ago, or 6.4%, primarily due to the cost reductions initiated early in the second quarter and the elimination of incentive compensation expense for the quarter;

▪	Operating margin increased to 3.5% of sales in Q2 from 3.2% in the second quarter of fiscal 2008, reflecting cost reductions and lower R&D expense;
▪	Cash flows from operations, less capital expenditures, swings $13.6 million from the second quarter a year ago to positive cash flows of $5.2 million in the second quarter;
▪
Q2 net income up $3.6 million compared with Q2 last year to $6.1 million; current quarter included a non-recurring tax benefit of $3.4 million, or $0.14 per diluted share, associated with an international business restructuring that provided a tax benefit;

▪	Diluted EPS of $0.26 per share, compared with $0.11 per share for the prior year second quarter;
▪	Virtek Vision acquisition completed in Q2 was immediately accretive to consolidated results.
“Through decisive yet difficult actions, we have been able to reduce our spending to meet the challenging market conditions, while continuing to invest in areas where we see promising growth opportunities,” said Marc T. Giles, Gerber Scientific President and Chief Executive Officer.  “Essentially, despite a 4 percent decline in revenue from last year’s second quarter, earnings per share were consistent with the comparable prior year period, after excluding the tax benefit from the reversal of certain international valuation reserves in the current year period. We made good progress in swiftly reducing SG&A expenditures to moderate the impact of lower sales volume, as evidenced by the 6 percent decline in SG&A.”

“We continued to see growing acceptance for our new wide-format UV inkjet printer, the Solara ion™, at the trade shows we attended and we shipped 117 units, including 20 units to internal distributors during the quarter. We also completed two acquisitions during the quarter that expand our technological capabilities and geographic reach – which will benefit us greatly as the economic environment improves. During the second quarter, an unfavorable sales mix of lower margin business, primarily the result of weak sales of our high margin software, resulted in a reduction in our gross margin.  Fundamentally though, our business model and our balance sheet remain healthy and we believe we have taken the right actions to combat the weak market conditions.”

Outlook

Due to the uncertainty and turmoil in the global economy and financial markets, the Company has experienced delays in orders from its customers and overall weaker demand. As a result, the Company is revising its previously issued guidance. The Company now expects fiscal 2009 sales will be in the range of $600 to $620 million, compared with the previous estimate in the range of $660 to $690 million and fiscal 2009 diluted earnings per share in the range of $0.50 to $0.65, compared with the previous estimate in the range of $0.72 to $0.82 per diluted share.

“We will continue to prudently manage all aspects of our business to weather the current economic downturn,” said Mr. Giles. "We are reviewing and identifying further opportunities to reduce both our spending and cost structure and expect to complete headcount reductions in the third quarter that will drive down spending by an additional $2 to $2.5 million for the balance of fiscal 2009, net of severance costs.  At the same time, we are sensitive to making sure that we are ready to move when our markets rebound. We are confident of our long term growth prospects; however, we are cautious in our near term view given the uncertainty in the economy overall and in our markets specifically.  With a solid portfolio of new products and key investments in the areas where we see the best growth opportunities, we have positioned the Company to rebound quickly when the recovery begins.”

Quarterly Conference Call
Gerber Scientific’s quarterly earnings conference is scheduled for today at 10:00 a.m. ET.  Please dial 719-325-4744 and provide the operator with confirmation code 4078176 to participate in the call in a listen only mode. The Company will also provide a live webcast of the call which may be accessed through the Company’s website (www.gerberscientific.com).  A webcast replay of the call will also be available for ninety days, as well as a conference call transcription, which will be available three business days after the conference call, on the Company’s website under the Investor Relations tab.

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making, specialty graphics and packaging, apparel and flexible materials, and ophthalmic lens processing.  Headquartered in South Windsor, Connecticut, the Company operates through four primary businesses:  Gerber Scientific Products, Spandex, Gerber Technology and Gerber Coburn.

Cautionary Note Concerning Factors That May Affect Future Results
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements contained in this news release regarding the Company's expected financial condition, results of operations, cash flows, product launches and cost reductions are forward-looking statements that involve risks and uncertainties.  For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company’s filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific’s Annual Report on Form 10-K for the fiscal year ended April 30, 2008 under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Influence Future Results,” as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which outline certain important risks regarding the Company’s forward-looking statements.  These risks include, but are not limited to, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, volatility in foreign currency exchange rates and fluctuations in interest rates.  Actual future results or events may differ materially from these forward-looking statements.  The Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.

GERBER SCIENTIFIC, INC. SUMMARY OF OPERATIONS (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
In thousands, except per share data	2008	2007	2008	2007
Revenue:
Product sales	$134,794	$142,095	$274,601	$277,385
Service sales	18,964	18,621	38,015	36,998

Total revenue	153,758	160,716	312,616	314,383

Cost of Sales:
Cost of products sold	97,615	102,217	201,209	198,874
Cost of services sold	12,549	12,103	25,769	23,652

Total cost of sales	110,164	114,320	226,978	222,526

Gross profit	43,594	46,396	85,638	91,857

Selling, general and administrative expenses	32,445	34,658	66,656	69,281
Research and development	5,769	6,552	12,002	13,017

Operating income	5,380	5,186	6,980	9,559

Other income (expense), net	(383)	(386)	(511)	339
Interest expense	(863)	(1,083)	(1,477)	(2,072)

Income before income taxes	4,134	3,717	4,992	7,826
Income tax (benefit) expense	(1,960)	1,216	(1,783)	2,488
Net income	$6,094	$2,501	$6,775	$5,338
Earnings per share of common stock:
Basic	$0.26	$0.11	$0.29	$0.23
Diluted	$0.26	$0.11	$0.29	$0.23
Weighted average shares outstanding:
Basic	23,557	23,329	23,508	23,257
Diluted	23,711	23,638	23,733	23,594

GERBER SCIENTIFIC, INC. SUMMARY SEGMENT INFORMATION (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
In thousands	2008	2007	2008	2007
Sign Making and Specialty Graphics:
Gerber Scientific Products	$28,283	$26,652	$52,217	$51,781
Spandex	63,907	64,103	134,342	124,854
Sign Making and Specialty Graphics	92,190	90,755	186,559	176,635
Apparel and Flexible Materials	45,932	51,440	94,881	100,919
Ophthalmic Lens Processing	15,636	18,521	31,176	36,829
Consolidated revenue	$153,758	$160,716	$312,616	$314,383

Sign Making and Specialty Graphics:
Gerber Scientific Products	$540	$603	$(623)	$431
Spandex	2,613	2,303	5,916	4,021
Sign Making and Specialty Graphics	3,153	2,906	5,293	4,452
Apparel and Flexible Materials	4,983	6,431	8,649	13,484
Ophthalmic Lens Processing	1,219	1,050	1,334	2,429
Segment operating income	9,355	10,387	15,276	20,365
Corporate operating expenses	(3,975)	(5,201)	(8,296)	(10,806)
Consolidated operating income	$5,380	$5,186	$6,980	$9,559

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – RESULTS OF OPERATIONS (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
	2008	2007	2008	2007

Gross margin	28.4%	28.9%	27.4%	29.2%
Operating margin	3.5%	3.2%	2.2%	3.0%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – FINANCIAL POSITION (Unaudited)
In thousands, except ratio data	October 31, 2008	April 30, 2008

Cash and cash equivalents	$16,401	$13,892
Working capital	$107,184	$106,005
Total debt	$84,000	$42,000
Net debt (total debt less cash and cash equivalents)	$67,599	$28,108
Shareholders' equity	$150,710	$169,563
Total capital (net debt plus shareholders' equity)	$218,309	$197,671
Current ratio	1.95:1	1.89:1
Net debt-to-total capital ratio	31.0%	14.2%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – CASH FLOWS (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
In thousands	2008	2007	2008	2007

Net cash provided by operating activities	$7,915	$(5,648)	$2,941	$(1,485)
Net cash used for investing activities	$(32,226)	$(2,854)	$(38,081)	$(8,455)
Net cash provided by financing activities	$29,725	$4,237	$41,637	$15,478
Depreciation and amortization	$2,419	$2,409	$4,826	$4,708
Capital expenditures	$2,715	$2,758	$4,921	$3,849